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                                  Exhibit 11.1

                              THE GOOD GUYS, INC.
                      STATEMENT SETTING FORTH COMPUTATION
                             OF EARNINGS PER SHARE
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  September 30,  September 30,  September 30,
                                                                      1997           1996           1995
     Net Income

1.   As presented in the annual report Shares used in per share     $(12,182)       $(6,219)      $14,166
     computation Net income per common share and common               13,626         13,576        13,427
     share equivalents                                              $  (0.89)       $ (0.46)      $  1.06
                                                                    ========        =======       =======

2. Computation of primary and fully dilutive earnings per share including common stock equivalents

     (a) Primary earnings per common share Weighted average numbers of shares:

          Common stock(A)                                             13,626         13,576        13,427
          Stock options(B)                                                 4             79           176
                                                                    --------        -------       -------
          Total                                                       13,630         13,655        13,603
                                                                    --------        -------       -------
          Primary earnings per share                                $  (0.89)       $ (0.46)      $  1.04
                                                                    ========        =======       =======
     (b)  Fully diluted earnings per share Weighted average
          number of shares:

          Common stock(A)                                             13,626         13,576        13,427
          Stock options(B)                                                 7             79           177
                                                                    --------        -------       -------
          Total                                                       13,633         13,655        13,604
                                                                    --------        -------       -------
          Primary earnings per share                                $  (0.89)       $ (0.46)      $  1.04
                                                                    ========        =======       =======

A) The weighted average number of common shares outstanding during the years has been computed by taking the number of days each share is outstanding and dividing by the number of days in the year.

B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.

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